Exhibit 10.03

Execution Version

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of March 7, 2013 (“Effective Date”) between IgDraSol, Inc., a Delaware corporation having an office at 11100 Warner Avenue, Suite 266, Fountain Valley, California 92708 (“Seller”) and Sorrento Therapeutics, Inc., a Delaware corporation having an office at 6042 Cornerstone Court West, Suite B, San Diego, California 92121 (“Buyer”).

1. PURCHASE AND SALE OF ASSETS.

1.1 Purchased Assets. Subject to the terms and conditions of this Agreement, on the Closing Date (i.e., upon payment of the Purchase Price as provided below), Seller hereby sells, assigns, transfers and conveys to Buyer, and Buyer purchases and acquires from Seller, all of Seller’s rights, title and interest in and to the following assets (collectively, the “Purchased Assets”):

(a) the documentation, equipment, information and other know-how related to the compound identified as Tocosol and related technologies, including documentation specifically identified on Schedule 1; and

(b) the patents and trademarks specifically identified on Schedule 2, and all causes of action and enforcement rights for such patents and trademarks, including all rights to pursue and retain damages, injunctive relief and other remedies for past, current and future infringement of such patents and trademarks.

1.2 Purchase Price; Closing Date; Termination. In consideration of the transfer contemplated in Section 1.1, within forty-five (45) days after the Effective Date, Buyer shall (a) pay Seller USD $1,210,000 (one million two hundred ten thousand U.S. dollars) (the “Purchase Price”) by wire transfer in immediately available funds to an account provided by Seller to Buyer pursuant to the terms of Section 4.1. The date of payment of the Purchase Price shall be referred to herein as, the “Closing Date.” If Buyer does not pay the Purchase Price to Seller within forty-five (45) days after the Effective Date, this Agreement shall immediately terminate without further action required by either party and there shall be no purchase and sale of the Purchased Assets and neither party shall have any rights or obligations under this Agreement.

1.3 Services Agreement. On the Closing Date, the parties shall enter into the Services Agreement attached hereto as Exhibit A whereby the Seller shall provide product and technology development services to the Buyer for the development of Tocosol and related technologies. Upon the expiration or termination of the Services Agreement, upon the written notice by Seller to Buyer, the parties will negotiate in good faith to enter into a co-development and commercialization agreement in connection with the Purchased Assets.

1.4 Passage of Title; Delivery. Title to all of the Purchased Assets will pass to Buyer upon receipt of payment in full of the Purchase Price by Seller. As soon as reasonably practicable upon such payment, Seller shall deliver to Buyer possession of all of the Purchased Assets.

1.6 Taxes. Seller shall be solely responsible for and shall pay all transfer, documentary, sales, use, stamp, registration and other such taxes and fees (including any penalties and interest) incurred in connection with the sale of Purchased Assets pursuant to this Agreement, and Seller will, at its own expense, file all necessary tax returns and other documentation with respect to all such taxes and fees.

Execution Version

1.7 Representation of Seller. Seller represents and warrants that the Purchased Assets constitute all of the intellectual property, data and information related to Tocosol in its possession or with respect to which it has control, and the Seller owns, and has good, valid and marketable title to the Purchased Assets.

2. DISCLAIMER. EXCEPT AS SET FORTH IN SECTION 1.6, SELLER EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY EXPRESS OR IMPLIED WARRANTIES OF TITLE, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT WITH RESPECT TO THE PURCHASED ASSETS, WHICH ARE SOLD “AS IS”. WITHOUT LIMITING THE FOREGOING, BUYER REPRESENTS THAT IT HAS REVIEWED THE PURCHASED ASSETS IDENTIFIED IN SCHEDULE 1 AND AGREES TO ACCEPT POSSESSION IN THEIR “AS IS” CONDITION.

3. INDEMNIFICATION. Buyer shall defend, indemnify and hold harmless Seller and its respective affiliates, officers, directors, representatives and agents, from and against any third party claim, liability, damage, action or cause of action (including reasonable attorneys’ fees) that arises or results from or with respect to the use, development and/or commercialization of the Purchased Assets or any products developed based on the Purchased Assets from and after the Closing Date.

4. MISCELLANEOUS.

4.1 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received: (a) if delivered by hand, when delivered; (b) if sent via facsimile with confirmation of receipt, when transmitted and receipt is confirmed; (c) if sent by registered, certified or first class mail, the third business day after being sent; and (d) if sent by overnight delivery via a national courier service, one business day after being sent, in each case to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

If to Seller:

IgDraSol, Inc.

11100 Warner Avenue, Suite 266, Fountain Valley, CA 92708

Attn: Chief Executive Officer

with a copy (which shall not constitute notice) to:

Snell & Wilmer L.L.P.

600 Anton Boulevard, Suite 1400

Costa Mesa, CA 92626

Attention: William Pedranti

If to Buyer:

Sorrento Therapeutics, Inc.

6042 Cornerstone Ct. W., Suite B

San Diego, CA 92121

Attn: Chief Executive Officer

with a copy (which shall not constitute notice) to:

Cooley LLP

3175 Hanover Street, CA 94304

Attention: Glen Y. Sato

Execution Version

4.2 Entire Agreement. This Agreement, including the Exhibit and Schedules hereto (which are incorporated herein by reference), and any other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof.

4.3 Amendment. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto.

4.4 Waiver.

(a) No failure on the part of any person or entity to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any person or entity in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No person or entity shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such person or entity; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

4.5 No Third Party Beneficiaries. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or to give any person, firm or corporation, other than the parties hereto, any rights or remedies under or by reason of this Agreement.

4.6 Execution in Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other party hereto, it being understood that all parties hereto need not sign the same counterpart.

4.7 Successors and Assigns. This Agreement may not be assigned by either party hereto without the prior written consent of the other party. Subject to the foregoing, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against, the parties hereto and their respective successors and permitted assigns.

4.8 Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware (without giving effect to principles of conflicts of laws).

4.9 Severability. In the event that any provision of this Agreement, or the application of any such provision to any person or entity or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to persons or entities or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

Execution Version

4.10 No Consequential Damages. EXCEPT FOR THE INDEMNITY OBLIGATION SET FORTH IN SECTION 3, IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY LOSS OF DATA OR CONTENT, LOSS OF PROFITS, COST OF COVER OR OTHER SPECIAL, INCIDENTAL, CONSEQUENTIAL, INDIRECT, EXEMPLARY OR RELIANCE DAMAGES ARISING FROM OR IN RELATION TO THIS AGREEMENT.

4.11 Remedies Cumulative; Specific Performance. Except for the express remedy provided in Section 1.2, the parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement, for the benefit of any other party to this Agreement: (a) such other party shall be entitled (in addition to any other remedy that may be available to it) to: (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision; and (ii) an injunction restraining such breach or threatened breach; and (b) such other party shall not be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or Legal Proceeding; provided that, the sole and exclusive remedy of Seller with respect to a breach by Buyer of Sections 1.2 or 1.3 shall be the right of Seller to not deliver or, if previously delivered, have returned within five (5) business days, the Purchased Assets. For purposes of this Section 4.11, “Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other governmental body or any arbitrator or arbitration panel.

[SIGNATURE PAGE FOLLOWS]

Execution Version

IN WITNESS WHEREOF, each of Buyer and Seller has caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

IgDraSol, Inc.

By:	/s/ Vuong Trieu
Name:	Vuong Trieu
Title:	CEO

Sorrento Therapeutics, Inc.

By:	/s/ Henry Ji
Name:	Henry Ji
Title:	President and CEO

Asset Purchase Agreement

Exhibit A

SERVICES AGREEMENT

This Services Agreement (the “Agreement”) is entered into as of             , 2013 (the “Effective Date”) by and between SORRENTO THERAPEUTICS, INC., a Delaware corporation (“STI”) having an office at 6042 Cornerstone Court West, Suite B, San Diego, California 92121 and IGDRASOL, INC., a Delaware corporation (“IgDraSol”) having an office at 11100 Warner Avenue, Suite 266, Fountain Valley, California 92708. STI and IgDraSol may be referred to herein individually as a “Party” and collectively as the “Parties.”

1. DEFINITIONS. As used in this Agreement:

1.1 “Anti-Corruption Law” means all international, national, state and local laws, statutes, rules, and regulations regarding corruption, bribery, ethical business conduct, money laundering, political contributions, gifts and gratuities, or lawful expenses to public officials and private persons, agency relationships, commissions, lobbying, books and records, and financial controls.

1.2 “Applicable Laws” means all international, national, state and local laws, statutes, rules, and regulations that are applicable to a Party’s activities hereunder, including without limitation Good Clinical Practices.

1.3 “Deliverables” means the items to be provided or actually provided by IgDraSol to STI under this Agreement, including items specifically designated or characterized as deliverables in the Development Plan mutually agreed in writing by the Parties.

1.4 “Development Plan” means the development plan and related budget for research and development of the Product and related compounds attached hereto as Exhibit A, as may be amended from time to time pursuant to Section 2.1.

1.5 “FCPA” means the U.S. Foreign Corrupt Practices Act (15 U.S.C. Section 78dd-1, et seq.) as may be amended or supplemented from time to time.

1.6 “FDA” means the United States Food and Drug Administration or any successor entity thereto.

1.7 “FTE Payments” has the meaning set forth in Section 4.2.

1.8 “Good Clinical Practices” or “GCPs” means, as applicable, the then-current Good Clinical Practices as such term is defined from time to time by the FDA or other relevant governmental authority having jurisdiction over the development, manufacture or sale of the Product pursuant to its regulations, guidelines or otherwise, as applicable.

1.9 “Intellectual Property” or “IP” means ideas, concepts, discoveries, inventions, developments, know-how, trade secrets, techniques, methodologies, modifications, innovations, improvements, writings, documentation, electronic code, data and rights (whether or not protectable under state, federal or foreign patent, trademark, copyright or similar laws) or the like, whether or not written or otherwise fixed in any form or medium, regardless of the media on which contained and whether or not patentable or copyrightable.

1.10 “Materials” means any tangible materials supplied by STI to IgDraSol for use in connection with the Services.

1.11 “Product” means Tocosol® and related compounds.

1.12 “Records and Accounts” has the meaning set forth in Section 5.

1.13 “Research IP” has the meaning set forth in Section 6.3.

1.14 “Services” means the research and development services to be provided by IgDraSol hereunder, as specifically set forth in the Development Plan.

1.15 “Services Manager” has the meaning set forth in Section 2.3.

1.16 “Specifications” means any protocols, procedures, process parameters, analytical tests and other specifications for the Services and Deliverables included in the Development Plan.

1.17 “STI Contact” has the meaning set forth in Section 2.3.

2. SERVICES

2.1 Development Plan. On the Effective Date, the Parties have agreed to the Development Plan that specifies the Services to be performed and Deliverables to be provided by IgDraSol hereunder, as well as the terms and conditions (including Specifications, delivery and performance schedules, fees and payment schedule) under which IgDraSol will perform such Services. STI hereby consents to IgDraSol’s use of certain Intellectual Property of STI or its licensors, relating to the Product and as specified in the Development Plan, solely as necessary to perform the Services under the Development Plan. In the event of any conflict between this Agreement and the Development Plan, this Agreement shall control. The Development Plan may only be amended by written agreement of both Parties. If the Development Plan extends beyond September 30, 2013, the parties shall negotiate in good faith an extension of the budget to cover any additional period remaining through the term of this Agreement.

2.2 Performance of Services. IgDraSol shall perform the Services in accordance with the terms of this Agreement, the Development Plan, and all Applicable Laws. IgDraSol shall provide, at its own expense, a place of work for its employees performing the Services and all equipment, tools and other materials necessary to complete the Development Plan.

2.3 Services Manager. IgDraSol shall appoint one of its employees as its “Services Manager” for the Services. The Services Manager shall be responsible for all aspects of the Services hereunder through completion of such Services. Such Services Manager shall coordinate with the person designated by STI for coordination of the Services as its “STI Contact” for the performance of the Services. Unless otherwise agreed, all communications between STI and IgDraSol regarding the conduct of the Services pursuant to the Development Plan shall be addressed between such Services Manager and STI Contact.

2.4 Timelines. IgDraSol shall use commercially reasonable efforts to comply with any timelines, schedules or target dates for delivering to STI the Deliverables and completing the Services or any portion thereof as set forth in the Development Plan. If at any time IgDraSol anticipates a delay in meeting such timelines, IgDraSol shall promptly notify STI in writing of such anticipated delay and the estimated duration of such delay, and the Parties shall negotiate in a timely, good faith manner to resolve such anticipated delay.

2.5 Records. IgDraSol shall create and maintain written records of the data and other information generated or recorded in the performance of the Services and all other information related to the performance of the Services in a timely, accurate, complete, and legible manner. IgDraSol shall maintain such records in compliance with the terms and conditions of this Agreement, the Development Plan, and Applicable Laws. IgDraSol shall not destroy any records without STI’s prior written consent. During the course of conducting the Services, IgDraSol shall, at STI’s request and expense, provide STI with copies of the records. Promptly upon expiration or termination of this Agreement, IgDraSol shall transfer to STI copies of all records requested by STI.

2.6 Subcontracting. IgDraSol shall not subcontract or otherwise delegate any of its obligations under this Agreement without STI’s express prior written consent, such consent not to be unreasonably withheld. Upon receipt of such consent, before allowing any such subcontractor to begin performing such task, IgDraSol shall enter into a written agreement with such subcontractor that obligates such subcontractor to be bound by the applicable terms and conditions of this Agreement, in the same manner as such terms and conditions apply to IgDraSol. All such subcontractors shall be retained directly by IgDraSol and no contractual relationship shall be created between STI and subcontractors. STI shall have no obligation to pay any subcontractor, and IgDraSol shall do so using the payment submitted by STI as part of the overall budget set forth in the Development Plan. As between STI and IgDraSol, IgDraSol shall be the Party obligated and responsible for the performance of all Services hereunder, regardless of whether any portion of such Services is delegated pursuant to this Section 2.6.

2.7 Employees. Subject to Section 2.6, IgDraSol shall conduct the Services through its employees and consultants approved in advance by STI. IgDraSol shall ensure that each of its employees and consultants who will have access to any Confidential Information or perform any Services are bound by contractual obligations (either through their employment contract, consultant contract or other written agreement with IgDraSol) that protects STI’s rights and interests to at least the same degree as this Agreement.

2.8 Materials. STI shall be responsible for providing IgDraSol with sufficient amounts of the Materials for IgDraSol to perform the Services. Title to the Materials shall remain with STI. IgDraSol shall use the Materials solely to perform the Services under the Development Plan and for no other purpose, and in compliance with STI’s instructions and Applicable Laws. IgDraSol shall not sell, transfer, disclose or otherwise provide access to the Materials to any person or entity without the prior written consent of STI. Upon completion of the applicable Services or earlier upon STI’s request, IgDraSol shall, according to STI’s instructions, return the Materials to STI or destroy the Materials and certify such destruction in writing.

2.9 Reports. Upon completion of all Services under the Development Plan, or at such other times as set forth in the Development Plan, IgDraSol shall provide STI with a written report summarizing all records and Services completed to date, in both electronic and hard copy.

3. INDEPENDENT CONTRACTOR RELATIONSHIP. IgDraSol’s relation to STI under this Agreement is that of an independent contractor. Nothing in this Agreement is intended or should be construed to create a partnership, joint venture, or employer-employee relationship between STI and any of IgDraSol’s employees or agents. Neither Party is the agent of the other Party and neither Party is authorized, and must not represent to any third party that it is authorized, to make any commitment or otherwise act on behalf of the other Party.

4. COMPENSATION

4.1 Fees. Subject to the terms and conditions of this Agreement, STI shall pay IgDraSol the fees specified in the Development Plan (“Fees”) as IgDraSol’s sole and complete compensation for all Services (including Deliverables, and Intellectual Property rights) provided by IgDraSol under this Agreement. No other fees shall be owed by STI under this Agreement. Such Fees are contemplated to include FTE Payments and Expenses (as defined in Section 4.2 below).

4.2 Reimbursement of FTE Payments and Expenses. STI shall reimburse IgDraSol for its full time employees (“FTEs”) actually utilized in the provision of Services at the FTE rate set forth in the Development Plan, to the extent within the number of FTEs set forth in the budget in such Development Plan (the “FTE Payments”) as well as any out-of-pocket costs and expenses previously approved by STI (“Expenses”).

4.3 Invoice. IgDraSol shall provide STI with written, itemized monthly invoices in accordance with the payment schedule set forth in the Development Plan, with each such invoice specifying the Services performed for which payment is being requested, the FTE Payments (including itemized expenses) and adequate supporting documentation. If at any time IgDraSol anticipates that the Fees under the Development Plan would exceed the budget set forth therein, IgDraSol shall promptly notify STI in writing of such anticipated budget overrun and the amount thereof, and the Parties shall in good faith renegotiate the budget as necessary to meet the goals of the Development Plan.

4.4 Payments. Unless otherwise expressly provided in the Development Plan, payment to IgDraSol of FTE Payments and Expenses                      shall be paid as follows:                                                                                                  . Payments shall be addressed to:

Payment Address:	11100 Warner Avenue, Suite 266
Fountain Valley, California 92708
Attention:	Amit Shah
IgDraSol’s Tax Identification Number: 45-5358939

4.5 Disputed Amounts. For disputed invoices or the disputed portion of an invoice, STI shall use reasonable efforts to provide to IgDraSol, in writing, within ten (10) business days, a description of the disputed amounts. STI and IgDraSol shall negotiate in a timely, good faith manner to resolve billing queries.

5. AUDITS. IgDraSol shall maintain accurate and complete records and accounts relating to Services provided hereunder, and, in accordance with generally-accepted accounting principles, complete and accurate records of employee time as well as expenses incurred sufficient to document the Fees invoiced to STI for at least three (3) years following the date of the invoice (“Records and Accounts”). Upon request by STI provided with reasonable prior notice, IgDraSol shall allow STI or STI’s authorized representatives to visit IgDraSol’s facilities during normal business hours to observe and verify IgDraSol’s compliance with this Agreement, review the Records and Accounts, inspect those facilities of IgDraSol which are being utilized in the Services, and/or to make copies of relevant records. If the audit reveals any overpayment by STI, IgDraSol shall promptly refund IgDraSol such overpaid amount and if the audit reveals any underpayment by STI, STI shall promptly pay IgDraSol such underpaid amount. In addition, if the amount of any such overpayment revealed in an audit exceeds five percent (5%) of the amounts actually due during the period being audited, IgDraSol shall reimburse STI for the costs of any said audit.

6. INTELLECTUAL PROPERTY

6.1 STI Intellectual Property. Subject to the rights granted in Section 2.1, STI shall retain all right, title and interest in and to all Intellectual Property owned or known by STI prior to the Effective Date or made or acquired by STI during the Term.

6.2 IgDraSol Intellectual Property. Subject to the licenses set forth in Section 6.4 and except as otherwise expressly assigned or licensed pursuant to a separate agreement, IgDraSol shall retain all right, title and interest in and to all Intellectual Property owned by IgDraSol prior to the Effective Date or made by IgDraSol during the Term independent of this Agreement.

6.3 Research Intellectual Property.

6.3.1 Ownership. STI shall own all right, title and interest in and to the Deliverables and all intellectual property rights and know-how therein, as well as all Intellectual Property or know-how made or developed solely or jointly by IgDraSol in the course of performing the Services or otherwise under this Agreement (collectively, the “Research IP”). STI grants IgDraSol a non-exclusive, royalty-free, non-transferable, perpetual license to use Deliverables solely for internal quality assurance of regulated laboratory operations.

6.3.2 Disclosure and Assignment. IgDraSol shall notify STI in writing of any and all Research IP promptly after its conception, development or reduction to practice. IgDraSol hereby assigns and transfers to STI all of its right, title and interest in and to the Research IP and agrees to take, and to cause its employees, agents, and consultants to take, all further acts reasonably required to evidence such assignment and transfer to STI, at STI’s reasonable expense. STI shall have the sole right and discretion, at its expense, to prepare, file, prosecute and maintain any patent applications and patents claiming the Research IP.

6.4 License Grants to STI. IgDraSol hereby grants to STI a non-exclusive, perpetual, irrevocable, worldwide, royalty-free, fully paid, sub licensable (through multiple tiers) license under all IP owned by IgDraSol incorporated into the Deliverables to exploit the Deliverables.

7. CONFIDENTIALITY

7.1 Confidential Information. All information that is disclosed or provided by one Party to the other Party pursuant to this Agreement shall be “Confidential Information” of the disclosing Party. Confidential Information may be disclosed by either Party in oral, written or other tangible form or otherwise learned by the receiving Party under this Agreement, and may include, but not be limited to, the disclosing Party’s research, development, preclinical and clinical programs, data and results; pharmaceutical or biologic candidates and products; inventions, works of authorship, trade secrets, processes, conceptions, formulas, patents, patent applications, and licenses; business, product, marketing, sales, scientific and technical strategies, programs and results, including costs and prices; suppliers, manufacturers, customers, market data, personnel, and consultants; and other confidential or proprietary matters related to the Services. In addition, all Research IP, records and reports delivered under Section 2.9 shall be deemed Confidential Information of STI. Except to the extent expressly authorized by this Agreement or by the disclosing Party in writing, during the Term and for                                        thereafter, each Party shall maintain in strict trust and confidence and shall not disclose to any third party or use for any purpose other than as provided for in this Agreement any Confidential Information of the other Party. IgDraSol may use the Confidential Information of STI only to the extent required to perform the Services and for no other purpose. Neither Party shall use the Confidential Information of the other Party for any purpose or in any manner that would constitute a violation of Applicable Laws.

7.2 Exceptions. The obligations of confidentiality and nonuse set forth in Section 7.1 shall not apply to any specific portion of information that a Party can demonstrate by competent written proof: (a) is in the public domain or comes into the public domain through no fault of the receiving Party; (b) is furnished to the receiving Party by a third party rightfully in possession of such information not subject to a duty of confidentiality with respect thereto, as shown by the receiving Party’s written records contemporaneous with such third party disclosure; (c) is already known by the receiving Party at the time of receiving such Confidential Information and as evidenced by the receiving Party’s prior written records; or (d) is independently developed by the receiving Party’s employee or agent who had no access to the other Party’s Confidential Information, as demonstrated by the receiving Party’s independent written records contemporaneous with such development.

7.3 Authorized Disclosure. Notwithstanding the foregoing in this Section 7, a Party may disclose certain Confidential Information of the other Party to the extent such disclosure is required by Applicable Laws, or pursuant to a valid order of a court or other governmental body having jurisdiction; provided, however, that the receiving Party provides the disclosing Party with reasonable prior written notice of such disclosure and reasonable assistance in obtaining a protective order or confidential treatment preventing or limiting the disclosure and/or requiring that such Confidential Information so disclosed be used only for the purposes for which the Applicable Law required, or for which the order was issued.

7.4 Third Party Confidential Information. Neither Party shall disclose to the other Party any confidential or proprietary information that belongs to any third party unless the disclosing Party first obtains the consent of such third party. The disclosing Party shall not represent to receiving Party as being unrestricted any designs, plans, models, samples, or other writings or products that disclosing Party knows are covered by valid patent, copyright, or other form of intellectual property protection belonging to a third party.

7.5 Return of Confidential Information. Upon termination or expiration of the Agreement, or upon written request of disclosing Party, receiving Party shall promptly return or destroy all documents, notes and other tangible materials representing disclosing Party’s Confidential Information and all copies thereof; provided, however, that receiving Party may retain a single archival copy of such Confidential Information for the sole purpose of facilitating compliance with the surviving provisions of this Agreement.

7.6 Injunctive Relief. The Parties expressly acknowledge and agree that any breach or threatened breach of this Section 7 by one Party may cause immediate and irreparable harm to the other Party that may not be adequately compensated by damages. Each Party therefore agrees that in the event of such breach or threatened breach by receiving Party, and in addition to any remedies available at law, disclosing Party shall have the right to seek equitable and injunctive relief, without bond, in connection with such a breach or threatened breach.

8. REPRESENTATIONS AND WARRANTIES

8.1 Due Authorization. Each Party represents and warrants that (a) it has the full power and authority to enter into this Agreement, (b) this Agreement has been duly authorized, (c) this Agreement is binding upon it, and (d) the execution of and its performance under this Agreement is not inconsistent with any contractual obligation with a third party.

8.2 No Debarred Person. IgDraSol represents and warrants that it will not employ, contract with, or retain any person directly or indirectly to perform the Services under this Agreement if such person is under investigation by the FDA for debarment or is presently debarred by the FDA pursuant to the Generic Drug Enforcement Act of 1992, as amended (21 U.S.C. § 301, et seq.). In addition, IgDraSol represents and warrants that it has not engaged in any conduct or activity that could lead to any such debarment actions. If during the Term, IgDraSol or any person employed or retained by it to perform the Services (a) comes under investigation by the FDA for a debarment action, (b) is debarred, or (c) engages in any conduct or activity that could lead to debarment, IgDraSol shall immediately notify STI of same.

8.3 No Infringement. Each Party represents and warrants that to its knowledge, the performance of the Services will not infringe or misappropriate, and the Deliverables or any element thereof will not infringe or misappropriate, any intellectual property right of any third party.

8.4 Warranty Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 8, EACH PARTY HEREBY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

8.5 Compliance with Law. Each Party represents and warrants that in its performance of this Agreement, (a) it will comply with all Applicable Laws, including the FCPA and other applicable Anti-Corruption Laws; and (b) it shall take no action that would cause the other Party to be in violation of the FCPA or other applicable Anti-Corruption Laws.

9. INDEMNIFICATION; LIMITATION OF LIABILITY

9.1 By IgDraSol. IgDraSol shall indemnify, defend and hold harmless STI and its affiliates and their respective directors, officers, employees, and agents (the “STI Indemnitees”) from and against any and all costs, expenses, liabilities, damages, losses and harm (including reasonable legal expenses and attorneys’ fees) arising out of or resulting from any third party suits, claims, actions, or demands (collectively, “Claims”), to the extent resulting from or caused by: (a) the negligence, recklessness or willful misconduct of any IgDraSol Indemnitee; or (b) IgDraSol’s breach of its obligations, warranties, or representations under this Agreement, except in each case to the extent that a Claim arises out of or results from the negligence, recklessness or willful misconduct of any STI Indemnitee or STI’s breach of its obligations, warranties, or representations under this Agreement.

9.2 By STI. STI shall indemnify, defend and hold harmless IgDraSol and its directors, officers, employees, and agents (the “IgDraSol Indemnitees”) from and against any and all Claims to the extent resulting from or caused by: (a) the negligence, recklessness or willful misconduct of any STI Indemnitee; (b) STI’s breach of its obligations, warranties or representations under this Agreement; or (c) STI’s use of the Deliverables, except in each case to the extent that a Claim arises out of or results from the negligence, recklessness or willful misconduct of any IgDraSol Indemnitee or IgDraSol’s breach of its obligations, warranties, or representations under this Agreement.

9.3 Indemnification Conditions and Procedures. Each Party’s agreement to indemnify, defend and hold harmless the other Party is conditioned on the indemnified Party: (a) providing written notice to the indemnifying Party of any claim or demand for which is it seeking indemnification hereunder promptly after the indemnified Party has knowledge of such claim; (b) permitting the indemnifying party to assume full responsibility to investigate, prepare for and defend against any such claim or demand, except that the indemnified Party may cooperate in the defense at its expense using its own counsel; (c) assisting the indemnifying Party, at the indemnifying Party’s reasonable expense, in the investigation of, preparing for and defense of any such claim or demand; and (d) not compromising or settling such claim or demand without the indemnifying Party’s prior written consent.

9.4 Limitation of Liability. EXCEPT FOR DAMAGES AVAILABLE FOR BREACHES OF CONFIDENTIALITY OBLIGATIONS UNDER SECTION 7 AND THE INDEMNIFICATION RIGHTS AND OBLIGATIONS UNDER SECTION 9, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE OR INDIRECT DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES.

10. TERM AND TERMINATION

10.1 Term. The term of this Agreement (the “Term”) shall commence on the Effective Date and, unless earlier terminated in accordance with this Section 10, shall continue for                          after the Effective Date.

10.2 Termination for Breach. Either Party may terminate this Agreement immediately upon written notice to the other Party if the other Party breaches this Agreement and does not fully cure the breach to the non-breaching Party’s satisfaction within                          after such Party gives notice of the breach to the other Party.

10.3 Effects of Termination

10.3.1 Survival. Sections 1, 2.8, 3, 6, 7, 9 (solely to the extent the Claims can be attributed to action or omission during the Term), 10 and 11 shall survive any termination or expiration of this Agreement. Termination or expiration of this Agreement shall not affect either Party’s liability for any breach of this Agreement it may have committed before such expiration or termination.

10.3.2 Retention by IgDraSol of Certain STI Property. Upon termination of this Agreement pursuant to Section 10.2, as directed by STI IgDraSol shall (a) return or destroy any materials, if any, (b) return to STI the Confidential Information, as set forth in Sections 2.8 and 7.5, and (c) deliver to STI, or destroy at STI’s request, the Deliverables (in whatever stage of development or completion); provided that IgDraSol shall have the right to any and all right, title and interest to the STI Property developed pursuant to this Agreement that is not necessary or useful with respect to the Product. STI shall provide reasonable cooperation in transferring the relevant STI Property to which IgDraSol has title pursuant to this Section 10.3.2.

11. GENERAL PROVISIONS

11.1 Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to any conflict of laws principles that would require the application of the laws of any other jurisdiction. The United Nations Convention on Contracts for the International Sale of Goods does not apply to this Agreement.

11.2 Severability. If any provision of this Agreement is, for any reason, held to be invalid or unenforceable, the other provisions of this Agreement will be unimpaired and the invalid or unenforceable provision will be deemed modified so that it is valid and enforceable to the maximum extent permitted by law.

11.3 No Assignment. This Agreement and IgDraSol’s rights and obligations under this Agreement may not be assigned, delegated, or otherwise transferred, in whole or in part, by operation of law or otherwise, by IgDraSol without STI’s express prior written consent. STI may assign this Agreement or any of its rights under this Agreement to any third party without IgDraSol’s consent to any party that acquires all right, title and interest to the Product. In the case of any permitted assignment or transfer of or under this Agreement, this Agreement shall be binding upon, and inure to the benefit of, the successors, executors, heirs, representatives, administrators and assigns of the Parties hereto. Any attempted assignment, delegation, or transfer in violation of the foregoing shall be null and void.

11.4 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received: (a) if delivered by hand, when delivered; (b) if sent via facsimile with confirmation of receipt, when transmitted and receipt is confirmed; (c) if sent by registered, certified or first class mail, the third business day after being sent; and (d) if sent by overnight delivery via a national courier service, one business day after being sent, in each case to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

If to IgDraSol:

IgDraSol, Inc.

11100 Warner Avenue, Suite 266, Fountain Valley, CA 92708

Attn: Chief Executive Officer

with a copy (which shall not constitute notice) to:

Snell & Wilmer LLP

600 Anton Blvd., Suite 1400

Costa Mesa, CA 92626

Attention: William Pedranti

If to STI:

Sorrento Therapeutics, Inc.

6042 Cornerstone Ct. W.

San Diego, CA 92121

Attn: Chief Executive Officer

with a copy (which shall not constitute notice) to:

Cooley LLP

3175 Hanover Street

Palo Alto, CA 94304

Attention: Glen Y. Sato

11.5 Remedies. The rights and remedies provided to each Party in this Agreement are cumulative and in addition to any other rights and remedies available to such Party at law or in equity.

11.6 Construction. Section headings are included in this Agreement merely for convenience of reference; they are not to be considered part of this Agreement or used in the interpretation of this Agreement. No rule of strict construction will be applied in the interpretation or construction of this Agreement

11.7 Amendment. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto.

11.8 Waiver.

(a) No failure on the part of any person or entity to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any person or entity in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No person or entity shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such person or entity; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

11.9 Entire Agreement. This Agreement, including the Exhibit hereunder, is the final, complete, and exclusive agreement of the Parties with respect to the subject matter hereof and supersedes and merges all prior or contemporaneous communications and understandings between the Parties.

11.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which shall constitute together the same instrument. Each Party may execute this Agreement by facsimile transmission or in Adobe™ Portable Document Format (PDF) sent by electronic mail. In addition, facsimile or PDF signatures of authorized signatories of either Party will be deemed to be original signatures and will be valid and binding, and delivery of a facsimile or PDF signature by either Party will constitute due execution and delivery of this Agreement.

<Signature Page to Follow>

IN WITNESS WHEREOF, the Parties have executed this Services Agreement as of the Effective Date.

SORRENTO THERAPEUTICS, INC.	IGDRASOL, INC.

By:	By:

Name:	Name:

Title:	Title:

A-1

Schedule 1

Miscellaneous Equipment, Documentation and Data

The following documentation, data with respect to the product candidate known as “Tocosol” to the extent maintained by Seller:

(A) Miscellaneous equipment which could be useful for formulation studies with Tocosol

(B) Database of SAS Materials (in available format).

(C) The following documentation (whether in paper or electronic form):

Asset Purchase Agreement

Schedule 2

(A) Patents

Title/Owner	Country	Appl. No./ Date Filed	Patent No./ Issue Date

Emulsion vehicle for poorly soluble drugs Sonus Pharmaceuticals, Inc.	U.S.	09003173 01/05/1998	6458373 10/01/2002

Emulsion vehicle for poorly soluble drugs Sonus Pharmaceuticals, Inc.	U.S.	10151079 05/17/2002	6982282 01/03/2006

Emulsion vehicle for poorly soluble drugs Sonus Pharmaceuticals, Inc.	U.S.	10151066 05/17/2002	7030155 04/18/2006

(B) Trademarks

Mark/Owner	Country/Intl Class	Appl. No./ Date Filed	Reg. No./ Reg. Date

TOCOSOL OncoGenex Pharmaceuticals, Inc.	Australia IC5	1142357 10/20/2006	1142357 06/04/2007

TOCOSOL Sonus Pharmaceuticals, Inc.	Community IC5	005419007 10/26/2006	005419007 08/22/2007

TOCOSOL Sonus Pharmaceuticals, Inc.	India IC5	1499034 10/25/2006	697751 03/15/2008

TOCOSOL Sonus Pharmaceuticals, Inc.	Israel IC5	194657 10/22/2006	194657 04/06/2008

TOCOSOL Sonus Pharmaceuticals, Inc.	Japan IC5	2006-100327 10/27/2006	05069784 08/10/2007

TOCOSOL Sonus Pharmaceuticals, Inc.	Mexico IC5	815221 10/26/2006	1013203 11/26/2007

TOCOSOL Sonus Pharmaceuticals, Inc.	Singapore IC5	T06/23131I 10/30/2006	T06/23131I 10/30/2006

TOCOSOL Sonus Pharmaceuticals, Inc.	South Korea IC5	2006-53432 10/23/2006	716904 07/12/2007

Asset Purchase Agreement

Mark/Owner	Country/Intl Class	Appl. No./ Date Filed	Reg. No./ Reg. Date

TOCOSOL Sonus Pharmaceuticals, Inc.	Switzerland IC1	59545/2006 10/23/2006	556.831 03/30/2007

TOCOSOL OncoGenex Pharmaceuticals, Inc.	USA IC5	78/023066 08/25/2000	2824000 03/16/2004

Asset Purchase Agreement